Exhibit 99.1

News Release

Contacts:

For Immediate Release	Ken Dennard
Dennard • Lascar Associates
ken@dennardlascar.com
(713) 529-6600

MEN’S WEARHOUSE NAMES JON W. KIMMINS

AS CHIEF FINANCIAL OFFICER

HOUSTON — March 6, 2013 — Men’s Wearhouse (NYSE: MW) announced the appointment of Jon W. Kimmins as Executive Vice President, Chief Financial Officer and Treasurer, effective April 4, 2013.  Kimmins’ responsibilities will include finance, accounting, treasury and investor relations. He will report to Doug Ewert, Men’s Wearhouse President and CEO, and will be based in the Company’s Fremont, California headquarters.

Kimmins, 55, brings over thirty years of experience in public and private company financial management, as well as global retailing, business development, risk management and real estate. Most recently, he held the position of Executive Vice President — Finance and Operations at LF-USA, Inc., a division of Li & Fung Limited, a multi-billion dollar wholesaler of apparel, footwear and fashion accessories. After joining in its early stages of development, Kimmins built the company’s financial controls and cash management processes, as well as established innovative financing arrangements.

Prior to LF-USA, Kimmins was the Treasurer and Executive Vice President of Toys “R” Us, Inc., where he was responsible for worldwide corporate finance, raising billions in debt and equity financing transactions. He also assisted in the preparation of investor relations materials, public announcements and SEC filings. Also during his tenure at Toys “R” Us, he managed global insurance and risk management, as well as the procurement of non-resale items. Prior to Toys “R” Us, Kimmins held financial management positions at Macy’s from 1980 to 1989.

“We are excited to have Jon join our team,” Ewert commented. “His experience and accomplishments span not only finance and accounting, but also global retailing, risk management and real estate.  His strengths extend well beyond the numbers and include building organizations, leading acquisitions, developing strategic initiatives and developing people. We look forward to his contributions to further enhancing our organization and its strategies as we continue to grow our operations.”

“I would also like to thank Diana Wilson, who acted as Interim Chief Financial Officer,” added Ewert. “Diana has been a key member of our accounting and finance team for 14 years and will continue to benefit our organization as Executive Vice President of Finance and Accounting.”

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,144 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of men’s designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the UK.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.kgstores.com, www.mooresclothing.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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